Exhibit 10.4

GUARANTEE
THIS GUARANTEE (this “Agreement” or “Guarantee”), dated as of October 24, 2014, among WAYNE REAL ESTATE PARENT COMPANY, LLC, a Delaware limited liability company (the “Guarantor”) and BANK OF AMERICA, N.A. as administrative agent under the Amended and Restated Credit Agreement (as defined below) (the “Administrative Agent”) for the benefit of the Term B-4 Lenders (as defined below).
WITNESSETH:
WHEREAS, TOYS “R” US-DELAWARE, INC., a Delaware corporation (the “Borrower”), entered into that certain Amended and Restated Credit Agreement, dated as of August 24, 2010, by and among the Borrower, certain lenders and agents party thereto and the Administrative Agent (as amended by that certain Amendment No. 1 dated as of September 20, 2010, as further amended by that certain Incremental Joinder Agreement dated as of May 24, 2011,  as further amended by that certain Incremental Joinder Agreement No. 2 dated as of April 10, 2012, as further amended by that certain Amendment No. 2 dated as of April 10, 2012, as further amended by that certain Amendment No. 3 dated as of the date hereof and as may be further amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Amended and Restated Credit Agreement”) pursuant to which the lenders party thereto made certain loans to the Borrower;
WHEREAS, the Borrower is refinancing certain existing loans under the Amended and Restated Credit Agreement, including with the Term B-4 Loans;
WHEREAS, the Guarantor is an Affiliate of the Borrower, and an indirect parent of Propco I;
WHEREAS, the execution and delivery of this Guarantee by the Guarantor to the Administrative Agent for the benefit of the Term B-4 Lenders is a condition precedent to the obligation of the Term B-4 Lenders to make their respective Term B-4 Loans to the Borrower under the Amended and Restated Credit Agreement;
NOW, THEREFORE, as an inducement to the Term B-4 Lenders to enter into the Amended and Restated Credit Agreement and to make their respective Term B-4 Loans to the Borrower under the Amended and Restated Credit Agreement and in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:
ARTICLE I
DEFINITIONS
As used herein, the following terms shall have the meanings specified in this Article I unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular). Any capitalized term for which the meanings are not provided herein shall have the meanings assigned to such term in the Propco I Term Loan Agreement (as defined below):
“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.
“Agreement” has the meaning assigned to such term in the introduction to this Agreement.
“Amended and Restated Credit Agreement” has the meaning assigned to such term in the introduction to this Agreement.
“Asset Sale” shall mean:
(1)    (i) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Guarantor or any Subsidiary or (ii) a Casualty Event with respect to the property or assets of the Guarantor or any Subsidiary (each event referred to in clause (i) or (ii) of this definition, a “disposition”) or
(2)    the issuance or sale of Equity Interests of any Subsidiary, whether in a single transaction or a series of related transactions (treating the sale of Equity Interests of any Subsidiary as a proportionate sale of Real Property owned by such Subsidiary), in each case, other than:
(a)any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;
(b)the making of any Restricted Payment that is permitted to be made, and is made, pursuant to Section 5.3 and any Permitted Investment;
(c)any disposition of assets or issuance or sale of Equity Interests of any Subsidiary in any transaction or series of transactions, or any Casualty Event, in each case, with an aggregate fair market value (which for purposes of Real Property shall be the Appraised Value thereof) of less than $2,300,000;
(d)any disposition of property or assets or issuance of securities by a Subsidiary of the Guarantor to the Guarantor or another Subsidiary or by the Guarantor to a Subsidiary;
(e)to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(f)the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(g)foreclosures, condemnation, lease terminations or any similar action on, or with respect to, any assets;
(h)any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and
(i)the unwinding of any Hedging Obligations.
“Borrower” has the meaning assigned to such term in the introduction to this Agreement.
“Contractual Requirement” has the meaning assigned to such term in Section 3.4.
“Guaranteed Obligations” has the meaning assigned to such term in Section 2.2.
“Guarantor” has the meaning assigned to such term in the introduction to this Agreement.
“Guarantee” has the meaning assigned to such term in the introduction to this Agreement.
“Incremental Mandatory Prepayment Event” shall mean the making of a Restricted Payment by the Guarantor with the proceeds of Incremental Facilities or Permitted Incremental Equivalent Indebtedness incurred pursuant to Section 2.14 or Section 10.01, as applicable, of the Propco I Term Loan Agreement or any incremental loans (or other loans or notes incurred or issued pursuant to an incremental basket) incurred pursuant to a similar provision in any facility that replaces, amends or modifies the Propco I Term Loan Agreement, which shall constitute a mandatory prepayment event under the Amended and Restated Credit Agreement with respect to the Term B-4 Loans in an amount equal to fifty percent (50%) of the amount of such Restricted Payment made by the Guarantor (without duplication of any Indebtedness Mandatory Prepayment Event or RP Mandatory Prepayment Event), which shall be payable by the Borrower pursuant to the Amended and Restated Credit Agreement. For the avoidance of doubt, if a mandatory prepayment event arises with respect to (i) an incurrence or issuance of Indebtedness or Disqualified Capital Stock (regardless of what the use of proceeds of such incurrence or issuance are used for (including if a RP Mandatory Prepayment Event would arise in connection therewith)) other than an incurrence or issuance of Indebtedness which would trigger an Incremental  Mandatory Prepayment Event, such mandatory prepayment shall be treated only as an Indebtedness Mandatory Prepayment Event, (ii) an incurrence or issuance of Indebtedness which would trigger an Incremental Mandatory Prepayment Event (including if a RP Mandatory Prepayment Event would arise in connection therewith), such mandatory prepayment shall be treated only as an Incremental Mandatory Prepayment Event, (iii) a Restricted Payment which is not funded with the proceeds of a concurrent or related (A) issuance or incurrence of Indebtedness that is subject to an Incremental Mandatory Prepayment Event or an Indebtedness Mandatory Prepayment Event or (B) asset sale which gives rise to a mandatory prepayment event pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, in the case of clauses (A) and (B), such mandatory prepayment shall be treated only as a RP Mandatory Prepayment Event and (iv) an asset sale which gives rise to a mandatory prepayment event pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, such mandatory prepayment shall be treated only as a mandatory prepayment event arising from 2.03(j)(iv) of the Amended and Restated Credit Agreement.

“Indebtedness Mandatory Prepayment Event” has the meaning assigned to such term in Section 5.1(a).
“Intermediate Parent” has the meaning assigned to such term in Section 5.5.
“Permitted Investments” has the meaning assigned to the term “Permitted Investments” under the Propco I Term Loan Agreement; provided that any reference to the “Borrower” therein shall be a reference to the “Guarantor” herein.
“Propco I” shall mean Toys “R” Us Property Company I, LLC.
“Propco I Credit Documents” has the meaning assigned to the term “Credit Documents” under the Propco I Term Loan Agreement.
“Propco I Term Loan Agreement” means the Term Loan Credit Agreement, dated as of August 21, 2013 among Propco I, as the borrower, the several lenders party thereto from time to time, Goldman Sachs Lending Partners LLC, as administrative agent, and the other agents party thereto (whether or not then in effect). Unless expressly noted otherwise, all references herein to the Propco I Term Loan Agreement shall be deemed to be a reference to the Propco I Term Loan Agreement as in effect on the date hereof.
“Restricted Payment” shall mean:
(1)    any dividend or any payment or distribution on account of the Guarantor’s or any Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by the Guarantor payable in Equity Interests (other than Disqualified Stock) of the Guarantor or in options, warrants or other rights to purchase such Equity Interests, or (B) dividends or distributions by a Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a wholly-owned Subsidiary, the Guarantor or a Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(2)    the purchase, redemption, defeasance or acquisition or retirement for value any Equity Interests of the Guarantor or any Parent Entity thereof, including in connection with any merger or consolidation; and
(3)    any Restricted Investment in Toys “R” Us, Inc. or its Affiliates (other than Investments by a Subsidiary in the Guarantor or a Subsidiary of the Guarantor in other Subsidiaries of the Guarantor).
For the avoidance of doubt, a Restricted Payment shall not include any dividends or distributions made in respect of Excluded Properties or any proceeds thereof.
“RP Mandatory Prepayment Event” has the meaning assigned to such term in Section 5.3(a).

“Section 4.1 Financial Statements” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 4.1(a) or (b).
“Significant Subsidiary” has the meaning assigned to the term “Significant Subsidiary” under the Propco I Term Loan Agreement; provided that any reference to the “Borrower” therein shall be a reference to the “Guarantor” herein.
“Specified Mandatory Prepayment Event” means an Indebtedness Mandatory Prepayment Event or a RP Mandatory Prepayment Event.
“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Guarantor.
“Term B-4 Lenders” has the meaning assigned to such term in the Amended and Restated Credit Agreement.
“Term B-4 Loans” has the meaning assigned to such term in the Amended and Restated Credit Agreement.
ARTICLE II
NATURE AND SCOPE OF GUARANTY
2.1    Guarantee of Guaranteed Obligations. Subject to the terms hereof, the Guarantor hereby irrevocably and unconditionally guarantees to the Administrative Agent the due and punctual payment when due (whether at stated maturity, by required prepayment, by acceleration upon demand or otherwise) of the Guaranteed Obligations (including amounts that would become due for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (subject to the grace periods set forth in the Amended and Restated Credit Agreement), and the Guarantor hereby unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor and not merely as a surety.
2.2    Definition of Guaranteed Obligations. As used herein, the term “Guaranteed Obligations” means the obligations or liabilities of the Borrower to the Term B-4 Lenders arising out or relating to the Term B-4 Loans under the Amended and Restated Credit Agreement, including, without limitation, the due and punctual payment of (i) the principal of, premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term B-4 Loans, when and as due, whether at stated maturity, by acceleration upon demand or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses (including reasonable, documented and invoiced fees of counsel in accordance with Section 10.04 of the Amended and Restated Credit Agreement) and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower with respect to the Term B-4 Loans under the Amended and Restated Credit Agreement. Notwithstanding anything herein to the contrary, (i) the maximum liability of the Guarantor hereunder shall in no event exceed the amount which can be guaranteed by the Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors and (ii) the amount of this Guarantee shall be limited to the amount of unpaid Guaranteed Obligations.
2.3    Discharge of Guarantee. The Guarantor’s obligations hereunder shall remain in full force and effect until the date on which all Guaranteed Obligations (other than any contingent indemnity obligations not then due) shall have been irrevocably satisfied by payment in full.
2.4    Waiver of Subrogation. The Guarantor shall be subrogated to the rights of the Administrative Agent and the Term B-4 Lenders against the Borrower and any Guarantor (as defined in the Amended and Restated Credit Agreement) with respect to the Guaranteed Obligations; provided, however, until all amounts owing to the Administrative Agent and the Term B-4 Lenders on account of the Guaranteed Obligations (other than any contingent indemnity obligations not then due) are paid in full, the Guarantor hereby waives its right to enforce its subrogation rights, to the extent permitted by Applicable Law, of the Administrative Agent or any Term B-4 Lender against the Borrower or any Guarantor (as defined in the Amended and Restated Credit Agreement) of any guarantee or right of offset held by the Administrative Agent or any Term B-4 Lender for the payment of any of the Guaranteed Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, in each case. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations (other than any contingent indemnity obligations not then due) shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Term B-4 Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor  to the Administrative Agent, if required), to be applied against the Guaranteed Obligations, whether due or to become due, in such order as the Administrative Agent may determine.
2.5    Right of Setoff. In addition to any rights and remedies of the Term B-4 Lenders provided by law, the Guarantor hereby irrevocably authorizes each Term B-4 Lender at any time and from time to time following the occurrence and during the continuance of an Event of Default under the Amended and Restated Credit Agreement, without notice to the Guarantor, any such notice being expressly waived by the Guarantor, upon any amount becoming due and payable by the Guarantor hereunder (whether at stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Term B-4 Lender to or for the credit or the account of the Guarantor. Each Term B-4 Lender shall notify the Guarantor promptly of any such set-off and the appropriation and application made by such Term B-4 Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
2.6    Expenses. The Guarantor further agrees that, following the occurrence and during the continuance of an Event of Default under the Amended and Restated Credit Agreement, it will pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any Term B-4 Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting any or all of the Guaranteed Obligations from the Guarantor and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Amended and Restated Credit Agreement.
2.7    Guarantee Absolute and Unconditional.
(a)    The Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Guaranteed Obligations, and notice of or proof of reliance by the Administrative Agent or any other Term B-4 Lender upon this Guarantee or acceptance of this Guarantee. All Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Borrower and the Guarantor, on the one hand, and the Administrative Agent and the other Term B-4 Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by Applicable Law, the Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Guaranteed Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Borrower or the Guarantor with respect to the Guaranteed Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of the Amended and Restated Credit Agreement, the Guaranteed Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Term B-4 Lender, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrower against the Administrative Agent or any other Term B-4 Lender or (iii)  any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or the Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance, other than a discharge upon the payment in full of the Guaranteed Obligations (other than any contingent indemnity obligations not then due). When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any other Term B-4 Lender may without prejudice to the Guarantor’s right of subrogation in Section 2.4, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any guarantee for the Guaranteed Obligations (other than any contingent indemnity obligations not then due) or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Term B-4 Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any such guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Term B-4 Lender against the Guarantor.
(b)    Any Term B-4 Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of the Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and (iv) exercise any other rights available to it under the Amended and Restated Credit Agreement.
(c)    This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns and shall inure to the benefit of the Administrative Agent and the other Term B-4 Lenders and their respective successors, indorsees, transferees and assigns until all Guaranteed Obligations (other than any contingent indemnity obligations not then due) shall have been satisfied by payment in full. The Guarantor hereby irrevocably waives any right to revoke this Guarantee as to future transactions giving rise to any Guaranteed Obligations.
2.8    Payments; Reinstatement. The Guarantor hereby guarantees that, following the occurrence and during the continuance of an Event of Default under the Amended and Restated Credit Agreement, payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s office. This Guarantee shall continue to be effective, or shall be reinstated, as the case may be, if at any time, payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any of the Term B-4 Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor (as defined in the Amended and Restated Credit Agreement) or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any Guarantor (as defined in the Amended and Restated Credit Agreement) or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Guarantor represents and warrants to the Administrative Agent and the Term B-4 Lenders as follows:

3.1    Organization. The Guarantor is a duly organized and validly existing limited liability company in good standing under the laws of the jurisdiction of its organization and has the limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged.
3.2    Organizational Power and Authority. The Guarantor has the limited liability company power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary limited liability company actions to authorize the execution, delivery and performance of this Agreement. The Guarantor has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
3.3    Compliance with Laws. The Guarantor is in compliance with all Applicable Law (including anti-terrorism laws) applicable to it or its property, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect.
3.4    No Violation. Neither the execution, delivery or performance by the Guarantor of this Guarantee nor compliance with the terms and provisions hereof will (a) contravene any material applicable provision of any material Applicable Law of any Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Guarantor pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which the Guarantor is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of the Guarantor.
3.5    Governmental Approvals. The execution, delivery and performance of this Guarantee does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) such licenses, approvals, authorizations or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.
3.6    Investment Company Act. Each of the Guarantor and any Intermediate Parent, if any, is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.
3.8    Patriot Act. Each of the Guarantor and any Intermediate Parent, if any, is in compliance in all material respects with the Patriot Act, and the Guarantor has provided to the Administrative Agent all information related to the Guarantor and any Intermediate Parent

(including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Term B-4 Lender.
ARTICLE IV
AFFIRMATIVE COVENANTS

4.1    Financial Reporting. The Guarantor will furnish, or cause Propco I to furnish, as applicable, to the Administrative Agent (which shall promptly make such information available to the Term B-4 Lenders in accordance with its customary practice); provided that so long as neither the Guarantor nor any Intermediate Parent owns any material assets other than the Capital Stock of its Subsidiaries and Cash Equivalents or has any material liabilities other than the guarantee provided hereby, the Guarantor shall only be required to furnish the financial statements of Propco I:
(a)    Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year, the consolidated balance sheets of the Guarantor and its Subsidiaries, or Propco I and its Subsidiaries, as applicable, as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared in accordance with generally accepted accounting principles, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Guarantor, or Propco I, as applicable, as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date of Indebtedness incurred under the Propco I Term Loan Agreement and any extensions, refinancings, renewals, or replacements thereof occurring within one year from the time such opinion is delivered.
(b)    Quarterly Financial Statements. As soon as available and in any event with respect to each of the first three quarterly accounting periods in each fiscal year of the Guarantor, or Propco I, as applicable, on or before the date that is 60 days after the end of each such quarterly accounting period, the consolidated balance sheets of the Guarantor and its Subsidiaries, or Propco I and its Subsidiaries, as applicable, as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Guarantor, or Propco I, as applicable, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Guarantor and its Subsidiaries, or Propco I and its Subsidiaries, as applicable, in accordance with generally accepted accounting principles, subject to changes resulting from normal year-end adjustments.

4.2    Maintenance of Insurance. The Guarantor will cause Propoco I and its Subsidiaries to maintain at all times in full force and effect, pursuant to self-insurance arrangements, including with Affiliates of Propco I, or with insurance companies that Propco I believes (in the good faith judgment of the management of Propco I) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Propco I believes (in the good faith judgment of management of Propco I) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as Propco I believes (in the good faith judgment of management of Propco I) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will cause Propco I to furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.
4.3    Maintenance of Properties. The Guarantor will cause Propco I and its Subsidiaries to keep and maintain all property material to the conduct of Propco I’s business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
4.4    Notices. Within 10 Business Days of the occurrence of an Indebtedness Mandatory Prepayment Event, an Incremental Mandatory Prepayment Event and/or a RP Mandatory Prepayment Event, an Authorized Officer of the Guarantor shall notify the Borrower and the Administrative Agent in writing of such mandatory prepayment event and the amount of the corresponding mandatory prepayment required to be made by the Borrower pursuant to the Amended and Restated Credit Agreement, and such amount shall be deemed to be accurate and conclusive, absent manifest error promptly notified to the Administrative Agent and the Borrower and reasonably determined as such by the Administrative Agent.
ARTICLE V
COVENANTS AND MANDATORY PREPAYMENT EVENTS
5.1    Indebtedness Mandatory Prepayment Event.
(a)    If the Guarantor or any of its Subsidiaries incurs Indebtedness (including trade payables) or issues shares of Disqualified Stock, other than as set forth in subsection (b), such incurrence or issuance will constitute a mandatory prepayment event under the Amended and Restated Credit Agreement in an amount equal to the amount of net cash proceeds received from such Indebtedness (without duplication of any RP Mandatory Prepayment Event or Incremental Mandatory Prepayment Event), which shall be payable by the Borrower to the Term B-4 Lenders with respect to the Term B-4 Loans, pursuant to the Amended and Restated Credit Agreement (the “Indebtedness Mandatory Prepayment Event”). For the avoidance of doubt, if a mandatory prepayment event arises with respect to (i) an incurrence or issuance of Indebtedness or Disqualified Capital Stock (regardless of what the use of proceeds of such incurrence or issuance are used for (including if a RP Mandatory Prepayment Event would arise in connection therewith)) other than an incurrence or issuance of Indebtedness which would trigger an Incremental Mandatory Prepayment Event, such mandatory prepayment shall be treated only as a

Indebtedness Mandatory Prepayment Event, (ii) an incurrence or issuance of Indebtedness which would trigger an Incremental Mandatory Prepayment Event (including if a RP Mandatory Prepayment Event would arise in connection therewith), such mandatory prepayment shall be treated only as an Incremental Mandatory Prepayment Event, (iii) a Restricted Payment which is not funded with the proceeds of a concurrent or related (A) issuance or incurrence of Indebtedness that is subject to an Incremental Mandatory Prepayment Event or an Indebtedness Mandatory Prepayment Event or (B) asset sale which gives rise to a mandatory prepayment event pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, in the case of clauses (A) and (B), such mandatory prepayment shall be treated only as a RP Mandatory Prepayment Event and (iv) an asset sale which gives rise to a mandatory prepayment event pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, such mandatory prepayment shall be treated only as a mandatory prepayment event arising from 2.03(j)(iv) of the Amended and Restated Credit Agreement.
(b)    The following shall not constitute an Indebtedness Mandatory Prepayment Event:
(i)     Indebtedness arising under (x) this Agreement, (y) the Propco I Term Loan Agreement and any extensions, refinancings, renewals, or replacements thereof, in whole or in part; provided that the aggregate principal amount of such Indebtedness arising under this clause (y) shall not exceed the aggregate principal amount of the loans under the Propco I Term Loan Agreement outstanding on the date hereof, and (z) the other Propco I Credit Documents (as in effect on the date hereof and any replacements thereof in connection with an extension, refinancing, renewal or replacement of the Propco I Term Loan Agreement pursuant to clause (y) above) in an amount not to exceed the Indebtedness outstanding thereunder on the date hereof;
(ii)    Indebtedness in an amount not to exceed the Maximum Incremental Facilities Amount (as such term is defined on the date hereof in the Propco I Term Loan Agreement);
(iii)    [reserved];
(iv)    Indebtedness in respect of Hedge Agreements incurred in the ordinary course of business and not for speculative purposes;
(v)    Indebtedness or trade payables or issuances of any shares of Disqualified Stock, in each case incurred in the ordinary course of business and not secured by Liens (except to the extent permitted pursuant to Section 5.4), in an aggregate amount not to exceed $50,000,000 at any one time outstanding; and
(vi)    (A) guarantee obligations arising in the ordinary course under a lease where Propco I or its Subsidiaries is the lessee or (B) guarantees by the Guarantor and any of its Subsidiaries of obligations of the Guarantor and its Subsidiaries.
For the avoidance of doubt, any Indebtedness incurred under the Propco I Term Loan Agreement prior to the date hereof shall be deemed to be incurred and outstanding on the date hereof.

Notwithstanding anything to the contrary herein, if any incurrence of Indebtedness resulted in an Indebtedness Mandatory Prepayment Event or an Incremental Mandatory Prepayment Event, then any extension, refinancing, renewal or replacement of all or a portion of such Indebtedness (in an aggregate principal amount equal to or less than the amount originally incurred) shall not result in an additional mandatory prepayment event.
5.2    Limitation on Sale of Assets. The Guarantor will not, and will not permit any Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:
(a)the Guarantor or such Subsidiary, as the case may be, receives consideration (including Master Lease Termination Payments in the case of Propco I and its Subsidiaries) at the time of such Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; provided that the foregoing requirement shall apply only in the case of an Asset Sale (other than a Casualty Event) with a fair market value (which for purposes of Real Property shall be the Appraised Value thereof) in excess of $5,750,000; and
(b)except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Guarantor or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the foregoing requirement shall apply only in the case of an Asset Sale (other than a Casualty Event) with a fair market value (which for purposes of Real Property shall be the Appraised Value thereof) in excess of $5,750,000; provided further that the amount of:
(i)    any liabilities (as reflected on the Guarantor’s, or Propco I’s, as applicable, most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Guarantor’s, or Propco I’s, as applicable, consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Propco I) of the Guarantor, or Propco I, as applicable, other than liabilities that are by their terms subordinated to the Loans under the Propco I Term Loan Agreement or any replacement debt agreement, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Guarantor and all such Subsidiaries, or Propco I and all such Subsidiaries, as applicable, have been validly released by all applicable creditors in writing,
(ii)    any securities, notes or other obligations or assets received by the Guarantor or such Subsidiary from such transferee that are converted by the Guarantor or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 210 days following the closing of such Asset Sale, and
(iii)     any Designated Non-Cash Consideration received by the Guarantor or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding (which, for the avoidance of doubt, shall include any Designated

Non‑Cash Consideration outstanding under the Propco I Term Loan Agreement), not to exceed 3.45% of Consolidated Total Assets (measured as of the date of such Asset Sale based upon the Section 4.1 Financial Statements then most recently delivered), with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose. In addition, the Guarantor will not, and will not permit any Subsidiary to, enter into any receivables financing (including by way of sale of receivables) or factoring facility with respect to any future rental payments under the Master Lease (or similar leases) or any Non-Toys Lease; provided that the foregoing shall in no event limit any sale or disposition of any future rental payments in connection with the sale or other disposition of the Real Properety to which such rental payments relate.
(c)Within the Reinvestment Period after the Guarantor’s or any Subsidiary’s receipt of the net cash proceeds of any Asset Sale, but without limiting the provisions of clause (d) below, the Guarantor or such Subsidiary may apply such net cash proceeds from such Asset Sale to (A) in the case of Propco I and its Subsidiaries (i) acquire Replacement Property and enter into, or cause its Subsidiary to enter into, an amendment of the Master Lease to include such Replacement Property under the Master Lease (or lease arrangements on terms (taken as a whole) that are similar to, in the reasonable judgment of the Guarantor, or Propco I, as applicable, the terms of the Master Lease), (ii) make Capital Expenditures pursuant to Section 1.7 of the Master Lease or the equivalent provisions of other substantially equivalent lease or (iii) make other Capital Expenditures or (B) in the case of the Guarantor or an Intermediate Parent,  (i) if such sale is of all or any portion of its Equity Interests (voting, economic or otherwise) of its direct Subsidiary, acquire assets of equivalent value that are similar to the assets being sold or (ii) for all other sales, in accordance with subclause (A)(i) above; provided that the Guarantor and its Subsidiaries will be deemed to have complied with this clause (c) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the net cash proceeds, the Guarantor or a Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such acquisition with the good faith expectation that such net cash proceeds will be applied to satisfy such commitment within 210 days of such commitment (and in the event any such commitment is later cancelled or terminated for any reason before the net cash proceeds are applied in connection therewith, the net cash proceeds shall be applied as provided in clause (d) below).
(d)Following an Asset Sale, to the extent the Guarantor or a Subsidiary has not applied the net cash proceeds of any Asset Sale within the applicable Reinvestment Period as set forth in clause (c) above and, in the case of clause (c)(A)(i) above or (c)(B)(ii), entered into, or caused its Subsidiary to enter into, an amendment of the Master Lease to include such Real Property under the Master Lease (or lease arrangements on terms (taken as a whole) that are similar to, in the reasonable judgment of the Guarantor, or Propco I, as applicable, the terms of the Master Lease), (x) Propco I or such Subsidiary of Propco I shall make a mandatory prepayment of Indebtedness in the amount required by Section 5.2(a)(i) of the Propco I Term Loan Agreement in respect of Asset Sales by Propco I or any of its Subsidiaries and (y) the Borrower shall be required to make a mandatory prepayment of Term B-4 Loans pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement in an amount equal to 100%

of the net cash proceeds not applied (for the avoidance of doubt, if a mandatory prepayment event arises with respect to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, then any concurrent or related Restricted Payment made with the proceeds of such asset sale shall not result in a separate RP Mandatory Prepayment Event).
(e)Pending the final application of any net cash proceeds pursuant to this Section 5.2, the Guarantor or the applicable Subsidiary may invest such net cash proceeds in any manner not prohibited by the Propco I Term Loan Agreement (assuming such provisions are binding upon the Guarantor and any Intermediate Parent).
5.3    Restricted Payments Mandatory Prepayment Event.
(a)    If the Guarantor makes a Restricted Payment, other than as set forth in subsection (b), the making of such Restricted Payment will constitute a mandatory prepayment event under the Amended and Restated Credit Agreement in the amount of such Restricted Payment (without duplication of any Indebtedness Mandatory Prepayment Event or Incremental Mandatory Prepayment Event), which shall be payable by the Borrower to the Term B-4 Lenders with respect to the Term B-4 Loans, pursuant to the Amended and Restated Credit Agreement (the “RP Mandatory Prepayment Event”). For the avoidance of doubt, if a mandatory prepayment event arises with respect to (i) an incurrence or issuance of Indebtedness or Disqualified Capital Stock (regardless of what the use of proceeds of such incurrence or issuance are used for (including if a RP Mandatory Prepayment Event would arise in connection therewith)) other than an incurrence or issuance of Indebtedness which would trigger an Incremental Mandatory Prepayment Event, such mandatory prepayment shall be treated only as a Indebtedness Mandatory Prepayment Event, (ii) an incurrence or issuance of Indebtedness which would trigger an Incremental Mandatory Prepayment Event (including if a RP Mandatory Prepayment Event would arise in connection therewith), such mandatory prepayment shall be treated only as an Incremental Mandatory Prepayment Event, (iii) a Restricted Payment which is not funded with the proceeds of a concurrent or related (A) issuance or incurrence of Indebtedness that is subject to an Incremental Mandatory Prepayment Event or an Indebtedness Mandatory Prepayment Event or (B) asset sale which gives rise to a mandatory prepayment event pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, in the case of clauses (A) and (B), such mandatory prepayment shall be treated only as a RP Mandatory Prepayment Event and (iv) an asset sale which gives rise to a mandatory prepayment event pursuant to Section 2.03(j)(iv) of the Amended and Restated Credit Agreement, such mandatory prepayment shall be treated only as a mandatory prepayment event arising from 2.03(j)(iv) of the Amended and Restated Credit Agreement.
(b)    The following shall not constitute a RP Mandatory Prepayment Event: at the time of such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Guarantor and the Subsidiaries after the Closing Date less the amount of Restricted Payments made by Propco I prior to the date hereof does not exceed the sum of (without duplication of any addition or subtraction):
(A) (1) 57.5% of Retained Excess Cash Flow since the Closing Date less the amount of such Retained Excess Cash Flow used to make Restricted Payments by Propco I prior to the date hereof and (2) 57.5% of the aggregate amount of Declined Proceeds since the Closing Date less the amount of such Declined Proceeds used to make Restricted Payments by Propco I prior to the date hereof, plus
(B) (1) 57.5% of Retained Excess Cash Flow since the Closing Date less the amount of such Retained Excess Cash Flow used to make Restricted Payments by Propco I prior to the date hereof, (2) 57.5% of the aggregate amount of Declined Proceeds since the Closing Date less the amount of such Declined Proceeds used to make Restricted Payments by Propco I prior to the date hereof and (3) to the extent such proceeds have not otherwise been used for any Refinancing, acquisition of Real Property or Capital Expenditures, the amount of net proceeds of Indebtedness permitted to be issued or incurred under Sections 5.1(b)(ii) (including Incremental Facilities incurred or provided pursuant to Section 2.14 of the Propco I Term Loan Agreement); provided that, at the time such Restricted Payment is made of amounts included pursuant to this clause (B), on a Pro Forma Basis after giving effect to such Restricted Payment, the Fixed Charge Coverage Ratio of Propco I is not less than 1.74 to 1.00 (for the avoidance of doubt, without limiting any availability of amounts under any other clause of this Section 5.3), plus
(C) 115% of the aggregate net cash proceeds received by the Guarantor or its Subsidiaries subsequent to the Closing Date less the amount of such net cash proceeds used to make a Restricted Payment by Propco I prior to the date hereof, as a contribution   to its common equity capital or from the sale of Equity Interests (other than Disqualified Stock), minus
(D) the amount then on deposit to secure Hedging Obligations of the Guarantor or its Subsidiaries pursuant to clause (14) of the definition of “Permitted Liens” under the Propco I Term Loan Agreement.
5.4    Conduct of Business.
(a)    The Guarantor and its Subsidiaries shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) owning the equity interests of its Subsidiaries, (2) owning or leasing Real Property that is leased or sub-leased to Parent, Tenant or one of their respective Subsidiaries pursuant to the Master Lease or otherwise on terms (taken as a whole) that are similar to, in the reasonable judgment of the Guarantor or Propco I, as applicable, the terms of the Master Lease or leased or subleased pursuant to a Non-Toys Lease, (3) the incurrence of Indebtedness or guarantees provided that it is understood and agreed that Section 5.1 shall be applicable thereto, or with respect to Intermediate Parent, Propco I or its Subsidiaries, the granting of Liens, (4) the sale or other disposition of assets in compliance with Section 5.2 and (5) other activities permitted hereunder or incidental or relating thereto (which, for the avoidance of doubt, may include the acquisition of additional Real Property or entities that engage solely in activities that fall within clauses (1) through (4)).
(b)    For the avoidance of doubt, this Section 5.4 shall not limit or restrict (i) the ability of Tenant to use its properties, including, without limitation, to enter into subleases with respect to such properties, (ii) the ability of the Guarantor and its Subsidiaries to make any

Restricted Payments or (iii) the ability of the Guarantor and its Subsidiaries to make any Permitted Investments.
5.5    Intermediate Parent Passive Holding Company Covenant. The Guarantor shall cause any Subsidiary that, directly or indirectly, owns any equity interests of Propco I (“Intermediate Parent”) not to conduct, transact or otherwise engage in any business or operations other than as set forth in Sections 5.4(a) (other than clauses (2) and (5) thereof), 5.4(b)(ii) and 5.4(b)(iii) and, in each case, activities incidental or relating thereto.
ARTICLE VI
GUARANTOR REMEDY EVENTS
6.1    Guarantor Remedy Events. Any of the following shall constitute a Remedy Event (each, a “Remedy Event”):
(a)    Covenants. Failure in the due performance or observance by the Guarantor of any term, covenant or agreement contained in:
(i)    Article IV of this Agreement and such failure shall continue unremedied for a period of at least 90 days after receipt of written notice by the Guarantor from the Administrative Agent; provided, that if any failure with respect to any such affirmative covenant has been waived or otherwise cured under the Propco I Term Loan Agreement and any extensions, refinancings, renewals, or replacements thereof, the Term B-4 Lenders shall be deemed to have waived such Remedy Event with respect to such affirmative covenant under this Guarantee; or
(ii)    Sections 5.2, 5.4 and 5.5 of this Agreement; and such failure shall continue unremedied for a period of at least 30 days after receipt of written notice by the Guarantor from the Administrative Agent;
(b)    Cross-Events. (i) Propco I or any of its Subsidiaries defaults in the making of any payment beyond the applicable grace period, if any, with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness under the Propco I Term Loan Agreement or any debt agreement that amends, restates, refinances or replaces the Propco I Term Loan Agreement, or (ii) a default shall occur that results in any Indebtedness under the Propco I Term Loan Agreement or any debt agreement that amends, restates, refinances or replaces the Propco I Term Loan Agreement to become due, required to be prepaid or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity.
(c)    Bankruptcy, Etc. The Guarantor or any Significant Subsidiary shall commence a voluntary case, proceeding or other action concerning itself under Title 11 of the United States Code entitled “Bankruptcy”; or an involuntary case, proceeding or action is commenced against the Guarantor or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in such Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the

Guarantor or any Significant Subsidiary; or the Guarantor or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Guarantor or any Significant Subsidiary; or there is commenced against the Guarantor or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Guarantor or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Guarantor or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Guarantor or any Significant Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Guarantor or any Significant Subsidiary for the purpose of effecting any of the foregoing; or
(d)    Judgments. One or more judgments or decrees shall be entered against the Guarantor or any of the Subsidiaries involving a liability of $20,000,000 or more in the aggregate for all such judgments and decrees for the Guarantor and the Subsidiaries (to the extent not paid or covered by insurance provided by a carrier notified of such judgment and not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.
6.2    Sole Remedy upon a Remedy Event. Effective upon written notice from the Administrative Agent to the Guarantor and the Borrower, after the occurrence of any Remedy Event and at all times thereafter while such Remedy Event is continuing, interest shall accrue on the aggregate outstanding principal amounts of the Term B-4 Loans at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days as applicable) equal to the rate (including the Applicable Rate (as defined in the Amended and Restated Credit Agreement) with respect to the Term B-4 Loans) in effect on such date plus 2% per annum. The increased interest shall be payable by the Borrower to the Term B-4 Lenders from the date of such Remedy Event until the date that such Remedy Event has been waived or otherwise cured. Without limiting the Guarantor’s agreements under Article II hereof, this remedy shall constitute the sole remedy for the occurrence and continuance of a Remedy Event.
ARTICLE VII
MISCELLANEOUS
7.1    No Waiver; Cumulative Remedies. No failure by the Term B-4 Lenders or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
7.2    Notices. Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be deemed to be received by the addressee on (a) the third day following the day such notice is deposited with the United States Postal Service first class certified mail, return receipt requested (b) expedited, prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery and by telecopier (with answer back acknowledged), addressed to the address, as set forth below, of the party to whom such notice is to be given, or to such other address as either party shall in like manner designate in writing.  The addresses of the parties hereto are as follows:

Guarantor:	Wayne Real Estate Parent Company, LLC One Geoffrey Way Wayne, New Jersey 07470 Attn: Chief Financial Officer

with a copy to:	General Counsel

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attn: James Cross

Administrative Agent:	Bank of America, N.A. Bank of America Plaza 101 S Tryon Street Charlotte, NC 28255-0001 Attn: Kelly Weaver, Assistant Vice President
7.3    Governing Law, Jurisdiction.
(a)    GOVERNING LAW. THIS AGREEMENT AND ALL ACTIONS ARISING UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH  NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE

AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE GUARANTOR OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    WAIVER OF SPECIAL DAMAGES. THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 7.3 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

7.4    Invalid Provisions. If any provision of this Guarantee is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guarantee, such provision shall be fully severable and this Guarantee shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guarantee, and the remaining provisions of this Guarantee shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance, from this Guarantee, unless such continued effectiveness of this Guarantee, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
7.5    Amendments. This Guarantee may be amended, waived or modified only by an instrument in writing executed by the parties hereto. The Administrative Agent shall upon the request of the Term B-4 Required Lenders (as defined in the Amended and Restated Credit Agreement) agree to any such amendment, waiver or modification hereto.
7.6    Parties Bound; Assignment; Joint and Several. This Guarantee shall be binding upon and inure to the benefit of the parties hereto and the Term B-4 Lenders and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of the Administrative Agent and the Term B-4 Lenders, assign any of its rights, powers, duties or obligations hereunder (and any such attempted assignment of transfer without such consent shall be null and void). If, at any time, the Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several. The Guarantor agrees that the Term B-4 Lenders are express third party beneficiaries of this Agreement.

7.7    Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guarantee.
7.8    Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guarantee and shall be considered prima facie evidence of the facts and documents referred to therein.
7.9    Counterparts. To facilitate execution, this Guarantee may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guarantee to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.
7.10    Rights and Remedies. If the Guarantor becomes liable for any indebtedness owing by the Borrower to the Term B-4 Lenders, by endorsement or otherwise, other than under this Guarantee, such liability shall not be in any manner impaired or affected hereby and the rights of the Term B-4 Lenders hereunder shall be cumulative of any and all other rights such Term B-4 Lenders may ever have against the Guarantor. The exercise by the Term B-4 Lenders of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
7.11    Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF THE GUARANTOR AND THE ADMINISTRATIVE AGENT WITH RESPECT TO THE GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY THE GUARANTOR AND THE ADMINISTRATIVE AGENT AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN THE GUARANTOR AND THE ADMINISTRATIVE AGENT, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY AGREEMENT. THERE ARE NO ORAL AGREEMENTS BETWEEN THE GUARANTOR AND THE ADMINISTRATIVE AGENT.
7.12    Waiver of Right To Trial By Jury. THE GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND EXCEPT AS OTHERWISE PROVIDED HEREIN AND AS REQUIRED BY LAW

WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT. THE GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.

Guarantor:
GUARANTOR:

WAYNE REAL ESTATE PARENT COMPANY, LLC

	By:	TOYS “R” US, INC., its sole member

	By:	/s/ Chetan Bhandari
	Name:	Chetan Bhandari
	Title:	Senior Vice President – Corporate Finance and Treasurer

[IntermediateCo Unsecured Guarantee]

Administrative Agent:	BANK OF AMERICA, N. A.

	By:	/s/ Kelly Weaver
	Name:	Kelly Weaver
	Title:	Assistant Vice President

[IntermediateCo Unsecured Guarantee]